Exhibit 99.1

Red River Bancshares, Inc. Announces
Increased Quarterly Cash Dividend

ALEXANDRIA, La., February 23, 2023 (GLOBE NEWSWIRE) – Red River Bancshares, Inc. (Nasdaq: RRBI) (the “Company”) announced today that on February 23, 2023, its board of directors declared a cash dividend of $0.08 per share of common stock, representing a 1 cent, or 14%, increase from the quarterly cash dividend of $0.07 per share declared on November 17, 2022. The cash dividend is payable on March 23, 2023, to shareholders of record as of the close of business on March 13, 2023. Blake Chatelain, President and Chief Executive Officer of the Company, stated, “We are pleased to increase our dividend to eight cents this quarter. Our dividend increase reflects our confidence in the Company's earnings and favorable outlook.”

About Red River Bancshares, Inc.
The Company is the bank holding company for Red River Bank, a Louisiana state-chartered bank established in 1999 that provides a fully integrated suite of banking products and services tailored to the needs of commercial and retail customers. Red River Bank operates from a network of 28 banking centers throughout Louisiana and one combined loan and deposit production office in New Orleans, Louisiana. Banking centers are located in the following Louisiana markets: Central, which includes the Alexandria metropolitan statistical area (“MSA”); Northwest, which includes the Shreveport-Bossier City MSA; Capital, which includes the Baton Rouge MSA; Southwest, which includes the Lake Charles MSA; the Northshore, which includes Covington; Acadiana, which includes the Lafayette MSA; and New Orleans.

Contact:
Julia E. Callis
Senior Vice President, General Counsel & Corporate Secretary
318-561-4042
julia.callis@redriverbank.net

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